UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 16, 2017

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 16, 2017, Histogenics Corporation (the “Company”) received a notice (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company no longer complies with the requirements of NASDAQ Marketplace Rule 5450(b)(1)(A) for continued listing on The NASDAQ Global Market because the Company’s stockholders’ equity has fallen below $10.0 million as reported on its quarterly report on Form 10-Q for the period ended March 31, 2017. The Company’s stockholders’ equity as of March 31, 2017 was approximately $7.0 million. The Notice has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Global Market and the common stock will continue to trade under the symbol “HSGX”. Pursuant to NASDAQ Marketplace Rule 5810(c)(2)(C), the Company has been provided 45 calendar days, or until June 30, 2017, to submit a plan to NASDAQ to regain compliance. If the plan is accepted, NASDAQ can grant an extension of up to 180 calendar days from the date of the Notice, or until November 12, 2017, to evidence compliance. If the plan is not accepted, the Company will have the right to appeal and the common stock would remain listed on The NASDAQ Global Market until the completion of the appeal process. To regain compliance, the Company must have stockholders’ equity of at least $10 million.

The Company is currently evaluating various alternative courses of action to regain compliance, and the Company intends to submit a plan with NASDAQ before June 30, 2017 to maintain its NASDAQ listing. There can be no assurance that the Company will be able to regain compliance with the minimum stockholders’ equity requirement or maintain compliance with the other listing requirements. Alternatively, the Company believes it is eligible to transfer the listing of its common stock to The NASDAQ Capital Market and could do so to maintain continued listing with NASDAQ, provided that it continues to satisfy the requirements for continued listing on The NASDAQ Capital Market.

Item 8.01.	Other Events.

Supplement to Risk Factors

The following risk factor is provided to supplement the risk factors of the Company previously disclosed in periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017:

As of March 31, 2017, our stockholders’ equity was less than the required $10 million required to be maintained for continued listing on The NASDAQ Global Market. Our ability to publicly or privately sell equity securities and the liquidity of our common stock could be adversely affected if we are delisted from The NASDAQ Global Market or if we are unable to transfer our listing to another stock market.

As previously reported on our Current Report on Form 8-K filed on May 19, 2017, on May 16, 2017, we received a notice (the Notice) from The NASDAQ Stock Market LLC (NASDAQ) stating that, because we did not maintain minimum stockholders’ equity of $10 million (the List Rule), we were no longer in compliance with NASDAQ Listing Rule 5450(b)(1)(A). The Notice had no immediate effect on the listing or trading of our common stock on The NASDAQ Global Market and the common stock continues to trade under the symbol “HSGX”.

Pursuant to NASDAQ Marketplace Rule 5810(c)(2)(C), we have been provided 45 calendar days, or until June 30, 2017, to submit a plan to NASDAQ to regain compliance. If the plan is accepted, NASDAQ can grant an extension of up to 180 calendar days from the date of the Notice, or until November 12, 2017, to evidence compliance. If the plan is not accepted, we will have the right to appeal and our common stock would remain listed on The NASDAQ Global Market until the completion of the appeal process. To regain compliance, we must have stockholders’ equity of at least $10 million.

We are currently evaluating various alternative courses of action to regain compliance, and we intend to submit a plan with NASDAQ before June 30, 2017 to maintain its NASDAQ listing. There can be no assurance that we will be able to regain compliance with the minimum stockholders’ equity requirement or maintain compliance with the other listing requirements. Alternatively, we believe we are eligible to transfer the listing of its common stock to The NASDAQ Capital Market and could do so to maintain continued listing with NASDAQ, provided that we continue to satisfy the requirements for continued listing on The NASDAQ Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGENICS CORPORATION

Date: May 19, 2017	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer